UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2013

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	( I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2013, MoneyGram International, Inc. (the “Company”) and David B. Brown, the Company’s Senior Vice President and Chief Accounting Officer, entered into a separation agreement in connection with the Company’s elimination of the Chief Accounting Officer position. Pursuant to the agreement, Mr. Brown will cease to serve as the Company’s principal accounting officer, effective May 24, 2013.

Upon the departure of Mr. Brown, the Company’s Vice President – Controller, Angela McQuien, age 41, will serve as the Company’s principal accounting officer. Ms. McQuien has served as Vice President — Controller of the Company since July 2012. From December 2009 until July 2012, Ms. McQuien served as Senior Vice President and Chief Accounting Officer of Think Finance, Inc., an entity that provides underwriting, marketing and technology services for short-term consumer lending entities. She served as Director of Compliance and Controls at Dean Foods Corporation, a dairy food and beverage company, during 2009. From 1999 through 2009, Ms. McQuien served in various roles at Sabre Holdings Corporation, a company that provides software and distribution services to the travel industry, including Director of Internal Audit from 2008 through 2009 and Finance Director in London from 2005 through 2008.

As the Company’s principal accounting officer, Ms. McQuien will receive an annual base salary of $250,000. Ms. McQuien will also be eligible to participate in the Company’s Performance Bonus Plan (“PBP”), pursuant to which Ms. McQuien will be eligible for an annual bonus of 40% of her base salary if annual PBP performance targets are achieved. Ms. McQuien will also be eligible to receive equity awards pursuant to the Company’s 2005 Omnibus Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Steven Piano
Name: Steven Piano
Title: Executive Vice President, Human Resources and Corporate Services

Date: April 15, 2013